                                                                      EXHIBIT 5

(LOGO TO COME)


(A STOCK COMPANY)

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY BE FIXED OR MAY VARY DEPENDING ON THE INVESTMENT EXPERIENCE OF THIS POLICY.

THE CASH SURRENDER VALUE WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THIS POLICY. NO MINIMUM CASH SURRENDER VALUE IS GUARANTEED.

We agree to pay the Proceeds to the Beneficiary after receipt of due proof of the death of the Insured while this Policy is in force.

READ THIS POLICY CAREFULLY. This is a legal contract between the Owner and The Lincoln National Life Insurance Company.

RIGHT TO RETURN THIS POLICY. This Policy may be returned to the agent through whom it was purchased or to Our Home Office by the latest of: (1) 10 days af-ter its receipt; or (2) 45 days after Part 1 o the application was signed; or
(3) 10 days after We mail or deliver the Notice of Withdrawal Right. If this right is exercised, We will refund any premium paid and this Policy will be void from the beginning.

Signed for The Lincoln National Life Insurance Company at its Home Office in Fort Wayne, Indiana.

 /s/ Jon A. Boscia                   /s/ C. Suzanne Womack
------------------------            ----------------------------
JON A. BOSCIA, PRESIDENT            C. SUZANNE WOMACK, SECRETARY

                Flexible Premium Variable Life Insurance Policy
                     Flexible Premiums Payable Until Death
                           Adjustable Death Benefit
                        Death Benefit Payable at Death
                        Nonparticipating - No Dividends

TABLE OF CONTENTS

POLICY SCHEDULE
TABLE OF GUARANTEED MAXIMUM INSURANCE RATES
The Contract...............................................................   8
Ownership, Beneficiary, and Assignment.....................................   9
Premium, Grace Period, No Lapse Benefit, Continuation of Insurance, and
 Reinstatement.............................................................   9
General Account............................................................  10
Separate Account...........................................................  10
Investment Amount and Transfers............................................  11
Policy Values..............................................................  11
Surrender and Withdrawals..................................................  13
Loans......................................................................  13
Death Benefit..............................................................  14
Proceeds...................................................................  14
Riders and Amendments, if any


As used in this Policy, the terms "We", "Us", and "Our" refer to The Lincoln National Life Insurance Company.

"Insured," as used in this Policy, means the person so named on the Policy Schedule.

POLICY SCHEDULE

COVERAGE MAY EXPIRE IF NO PREMIUMS ARE PAID AFTER THE INITIAL PREMIUM OR IF SUBSEQUENT PREMIUMS ARE INSUFFICIENT TO CONTINUE COVERAGE. COVERAGE MAY ALSO BE AFFECTED BY A CHANGE IN CURRENT VALUES.

POLICY NUMBER: 23-123456

                                         POLICY DATE: JULY 1, 1998

INSURED: ABRAHAM LINCOLN

                                         GUIDELINE SINGLE PREMIUM: $15,120

SPECIFIED AMOUNT:  $100,000 INCLUDES THE POLICY VALUE

                                         INITIAL PREMIUM: $14,969, WHICH IS
                                          99% OF THE GUIDELINE SINGLE PREMIUM


MALE AGE: 35
                                         POLICY LOAN RATE: 6% IN ARREARS

RATE CLASS: NON-TOBACCO USER SELECT

                                         LOAN COLLATERAL RATE: 4%

MONTHLY ANNIVERSARY DAY: 01

MINIMUM SPECIFIED AMOUNT: $10,000        GENERAL ACCOUNT GUARANTEED INTEREST
                                          RATE: .32737% PER MONTH WHICH EQUALS
                                          4% PER YEAR

MINIMUM WITHDRAWAL AMOUNT: $1,000

MAXIMUM WITHDRAWAL PERCENT: 10%


WITHDRAWAL CHARGE: $20.00

CHARGE FOR TRANSFER: $10.00              GUARANTEED MAXIMUM DAILY MORTALITY
                                          AND EXPENSE RISK CHARGE
                                          RATE: .00246575% (.90% ANNUALLY)

NO LAPSE BENEFIT EXPIRATION DATE: JULY 1, 2008

                                         POLICY VALUE CHARGE RATE:
                                          POLICY YEARS 1-10: 1.20%
                                          THEREAFTER UNTIL AGE 100: 0.20%

                                         MONTHLY ADMINISTRATIVE CHARGE: $5.00
                                          APPLIES ONLY WHEN THE POLICY VALUE
                                          IS LESS THAN $50,000 AND BEFORE AGE

POLICY SCHEDULE

POLICY NUMBER: 23-123456                              POLICY DATE: JULY 1, 1998

INSURED: ABRAHAM LINCOLN

                          TABLE OF SURRENDER CHARGES

Policy               Surrender                           Policy                               Surrender
Year                 Charges                             Year                                 Charges
-------------------------------------------------------------------------------------------------------
1                      $973                                   7                                 $748
2                       973                                   8                                  748
3                       898                                   9                                  674
4                       898                                  10                                  674
5                       823                                  11                                  599
6                       823                                  12                                  299
                                                         THEREAFTER                                0

SURRENDER CHARGES WILL ONLY BE DEDUCTED FROM THE POLICY VALUE IF THIS POLICY TERMINATES DUE TO LAPSE OR SURRENDER.

POLICY SCHEDULE

ACCOUNT AND SUBACCOUNTS

POLICY NUMBER: 23-123456                              POLICY DATE: JULY 1, 1998

INSURED: ABRAHAM LINCOLN

ACCOUNT: LINCOLN LIFE FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT F

SUBACCOUNTS: EACH SUBACCOUNT OF THE LINCOLN LIFE FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT F INVESTS IN A SPECIFIC FUND. LISTED BELOW ARE THE SUBACCOUNTS, THE FUNDS, AND THE INITIAL ALLOCATION OF PREMIUMS.

Subaccount              Fund                                        Allocation
------------------------------------------------------------------------------
[INTERNATIONAL]         [AMERICAN VARIABLE INSURANCE SERIES,             0%
                         INTERNATIONAL FUND]
[ASSET ALLOCATION]      [AMERICAN VARIABLE INSURANCE SERIES,             0%
                         ASSET ALLOCATION FUND]
[GROWTH]                [AMERICAN VARIABLE INSURANCE SERIES,           100%
                         GROWTH FUND]
[GLOBAL GROWTH]         [AMERICAN VARIABLE INSURANCE SERIES,             0%
                         GLOBAL GROWTH FUND]
[GROWTH-INCOME]         [AMERICAN VARIABLE INSURANCE SERIES,             0%
                         GROWTH-INCOME FUND]
[HIGH-YIELD BOND]       [AMERICAN VARIABLE INSURANCE SERIES,             0%
                         HIGH-YIELD BOND FUND]
[U.S. GOVERNMENT/       [AMERICAN VARIABLE INSURANCE SERIES,             0%
 AAA-RATED SECURITIES]   U.S. GOVERNMENT/AAA-RATED SECURITIES FUND]
[CASH MANAGEMENT]       [AMERICAN VARIABLE INSURANCE SERIES,             0%
                         CASH MANAGEMENT FUND]
[BOND]                  [AMERICAN VARIABLE INSURANCE SERIES,             0%
                         BOND FUND]

IN ADDITION TO THE PREMIUM ALLOCATIONS ABOVE, THE INITIAL ALLOCATION OF PREMI-UMS TO THE GENERAL ACCOUNT IS INDICATED BELOW:


LINCOLN LIFE GENERAL ACCOUNT   0%

TABLE OF GUARANTEED MAXIMUM INSURANCE RATES

Monthly Rates per $1000
Non-Tobacco User Select Rate Class

               Monthly Cost of                                    Monthly cost of
Attained       Insurance Rate               Attained              Insurance Rate
Age           Male           Female         Age                Male             Female
----------------------------------------------------------------------------------------
    0         .21833         .15667             50               .42750           .36167
    1         .08583         .07000             51               .46667           .38917
    2         .08167         .06667             52               .51167           .42083
    3         .08000         .06500             53               .56333           .45583
    4         .07667         .06333             54               .62083           .49167
    5         .07333         .06167             55               .68500           .53000
    6         .06917         .06000             56               .75500           .56833
    7         .06500         .05917             57               .82917           .60583
    8         .06250         .05750             58               .91167           .64333
    9         .06083         .05667             59              1.00500           .68583
   10         .06250         .05667             60              1.10833           .73583
   11         .06750         .05833             61              1.22333           .79750
   12         .07583         .06083             62              1.35667           .87417
   13         .08917         .06417             63              1.50667           .96917
   14         .10333         .06833             64              1.67417          1.07500
   15         .11833         .07250             65              1.85750          1.18917
   16         .12333         .07500             66              2.05583          1.30833
   17         .13083         .07750             67              2.26833          1.42917
   18         .13583         .08000             68              2.49917          1.55417
   19         .13917         .08250             69              2.75583          1.69417
   20         .14000         .08417             70              3.04583          1.85833
   21         .13833         .08583             71              3.37667          2.05833
   22         .13583         .08667             72              3.75917          2.30333
   23         .13250         .08833             73              4.19333          2.59750
   24         .12917         .09000             74              4.67000          2.93583
   25         .12500         .09167             75              5.18000          3.31417
   26         .12250         .09417             76              5.71917          3.72333
   27         .12083         .09583             77              6.28333          4.16250
   28         .12000         .09833             78              6.87583          4.63833
   29         .12000         .10167             79              7.51583          5.16583
   30         .12083         .10417             80              8.22333          5.76667
   31         .12333         .10750             81              9.01750          6.45833
   32         .12667         .11083             82              9.91500          7.25667
   33         .13167         .11500             83             10.91250          8.15917
   34         .13750         .12000             84             11.99000          9.15500
   35         .14417         .12583             85             13.12417         10.23500
   36         .15167         .13417             86             14.29917         11.39083
   37         .16167         .14417             87             15.49917         12.62250
   38         .17250         .15500             88             16.71833         13.90383
   39         .18417         .16667             89             17.97417         15.32667
   40         .19833         .18083             90             19.28500         16.82167
   41         .21333         .19583             91             20.68167         18.45250
   42         .22917         .21083             92             22.21750         20.28000
   43         .24667         .22583             93             24.04333         22.43750
   44         .26583         .24083             94             26.50333         25.22250
   45         .28750         .25750             95             30.20667         29.24917
   46         .31083         .27500             96             36.35750         35.72167
   47         .33583         .29417             97             47.21167         46.86750
   48         .36333         .31417             98             66.20667         66.90417
   49         .39333         .33667             99             90.90909         90.90909
                                            Thereafter         00.00000         00.00000

The rates shown are for a non-tobacco user select rate class. If a rate class (other than non-tobacco user select) is shown on the Policy Schedule, the guaranteed maximum cost of insurance rate will be determined by multiplying the rates for a non-tobacco user select rate class shown above by the rated class factor shown in the table below. If the rate class includes an extra amount, as shown on the Policy Schedule, the guaranteed maximum insurance rates will be increase by one-twelfth of the extra amount multiplied by the ratio of the death benefit to the death benefit minus the policy value. The rates shown above are based on the 1980 Commissioners Standard Ordinary Mor-tality Table, Age Last Birthday for attained ages under 16 and 1980 Commis-sioners Standard Ordinary Nonsmoker Mortality Table, Age Last Birthday for at-tained ages 16 and over.

                              Rated Class Factors

               A = 1.25                                 F = 2.50
               B = 1.50                                 H = 3.00
               C = 1.75                                 J = 3.50
               D = 2.00                                 L = 4.00
               E = 2.25                                 P = 5.00

TABLE OF GUARANTEED MAXIMUM INSURANCE RATES

Monthly rates per $1,000
Tobacco User Select Rate Class

                Monthly Cost of                                      Monthly Cost of
Attained         Insurance Rate                Attained              Insurance Rate
Age           Male             Female          Age                Male             Female
-------------------------------------------------------------------------------------------
   16           .16333          .08417             58              1.71167           .96333
   17           .17500          .08833             59              1.85833          1.01583
   18           .18417          .09250             60              2.02083          1.07833
   19           .19000          .09500             61              2.20500          1.15667
   20           .19333          .09750             62              2.41250          1.25750
   21           .19333          .09917             63              2.64500          1.38083
   22           .19000          .10167             64              2.89917          1.51750
   23           .18667          .10417             65              3.16833          1.66250
   24           .18167          .10667             66              3.45000          1.80917
   25           .17583          .10917             67              3.74167          1.95167
   26           .17250          .11333             68              4.04833          2.09583
   27           .17083          .11667             69              4.38083          2.25250
   28           .17083          .12083             70              4.74833          2.43750
   29           .17333          .12583             71              5.16167          2.67167
   30           .17750          .13167             72              5.62917          2.95917
   31           .18333          .13667             73              6.14833          3.30167
   32           .19083          .14250             74              6.71667          3.69167
   33           .20083          .15000             75              7.32500          4.11833
   34           .21250          .15833             76              7.94833          4.57167
   35           .22667          .16750             77              8.57417          5.04667
   36           .24333          .18167             78              9.20750          5.54833
   37           .26417          .19833             79              9.87083          6.09583
   38           .28750          .21750             80             10.58667          6.70917
   39           .31417          .23833             81             11.37417          7.40667
   40           .34500          .26333             82             12.24833          8.20083
   41           .37833          .29000             83             13.19583          9.11833
   42           .41500          .31667             84             14.18417         10.11583
   43           .45500          .34333             85             15.18000         11.17750
   44           .49917          .37000             86             16.16000         12.29500
   45           .54583          .39833             87             17.16750         13.45750
   46           .59417          .42750             88             18.22000         14.67167
   47           .64667          .45750             89             19.26833         15.93750
   48           .70333          .49000             90             20.32833         17.34333
   49           .76500          .52583             91             21.43250         18.86250
   50           .83333          .56417             92             22.71667         20.55167
   51           .91083          .60500             93             24.36833         22.54333
   52           .99917          .65167             94             26.62917         25.22250
   53          1.09833          .70333             95             30.20667         29.24917
   54          1.20667          .75583             96             36.35750         35.72167
   55          1.32333          .81000             97             47.21167         46.86750
   56          1.44583          .86333             98             66.20667         66.09417
   57          1.57500          .91417             99             90.90909         90.90909
                                               Thereafter         00.00000         00.00000

The rates shown are for a tobacco user select rate class. If a rate class (other than tobacco user select) is shown on the Policy Schedule, the guaran-teed maximum cost of insurance rates will be determined by multiplying the rates for a tobacco user select rate class shown above by the rated class fac-tor shown in the table below. If the rate class includes an extra amount, as shown on the Policy Schedule, the guaranteed maximum insurance rates will be increased by one-twelfth of the extra amount multiplied by the ratio of the death benefit to the death benefit minus the policy value. The rates shown above are based on the 1980 Commissioners Standard Ordinary Smoker Mortality Table, Age Last Birthday.

                              Rated Class Factors

                A = 1.25                                F = 2.50
                B = 1.50                                H = 3.00
                C = 1.75                                J = 3.50
                D = 2.00                                L = 4.00
                E = 2.25                                P = 5.00

THE CONTRACT

THE CONTRACT. The entire contract consists of this Policy, plus:

a. the application and any supplemental application;

b. any riders; and

c. any amendments;

attached to this Policy.

This Policy is issued in consideration of the application and payment of the Initial Premium.

A change in this Policy will be binding on Us only if the change is made in writing and the change is made by Our President, Vice President, Secretary, or Assistant Secretary.

NONPARTICIPATING. This Policy is nonparticipating. It will not share in Our profits or surplus earnings.

REPRESENTATIONS AND CONTESTABILITY. All statements made in an application or supplemental application by, or on behalf of, the insured will, in the absence of fraud, be deemed representations and not warranties. Statements may be used to contest a claim or the validity of this Policy only if:

a. the statements are contained in the application for issue, reissue, or rein-statement, or in any supplemental application; and

b. a copy of that application or supplemental application is attached to this Policy.

This Policy will not be contestable after it has been in force for 2 years from the Policy Date during the lifetime of the Insured.

Any reinstatement will not be contestable after that reinstatement has been in force 2 years from its effective date during the lifetime of the Insured. Any contest will be based only on the application for the reinstatement and will be subject to "a" and "b" above.

SUICIDE. If the Insured commits suicide, while sane or insane, within 2 years from the Policy Date, Our total liability under this Policy will be the premi-ums paid, minus any policy loan plus loan interest thereon, minus any withdraw-als, and minus the cost of any riders.

If the Insured commits suicide, while sane or insane, within 2 years from the effective date of any reinstatement, Our total liability under this Policy with respect to such reinstatement will be the premiums paid, minus any withdrawals and minus the cost of any riders, since the effective date of the reinstate-ment, minus any policy loan plus loan interest thereon.

POLICY DATE. The Policy Date is shown on the Policy Schedule. Policy anniversa-ries occur annually on the same month and day as the Policy Date.

RECORD DATE. The Record Date is the date We record this Policy on Our books as an in-force policy.

EFFECTIVE DATE OF COVERAGE. The effective dates of coverage under this Policy will be as follows:

a. For all coverage provided in the original application, the effective date of coverage will be the Policy Date, provided this Policy has been delivered and the Initial Premium has been paid prior to death of the Insured and prior to any change in health or any other factor affecting the insurability of the Insured as shown in the application.

b. For any insurance that has been reinstated, the effective date of coverage will be the first Monthly Anniversary Day concurrent with or next following the day We approve the application for reinstatement.

TERMINATION. All coverage under this Policy will terminate at the earliest of any of the following:

a. The grace period ends as provided for in the Grace Period provision without payment of the required premium.

b. This Policy is surrendered.

c. The Insured dies.

AGE. Age means the Insured's age last birthday on the Policy Date. Attained age means last age birthday on the policy anniversary concurrent with or next pre-ceding any Monthly Anniversary Day.

INCORRECT AGE OR SEX. If there is an error in the age or sex of the Insured, the excess of the Death Benefit over the Policy Value will be adjusted to that which would be purchased by the most recent Cost of Insurance at the correct age and sex. The resulting Death Benefit will not be less than the percentage of the Policy Value required by the Death Benefit provision at the Insured's correct age.

ANNUAL REPORT. We will send a report, without charge, to the Owner at least once each year. It will show:

a. the current Policy Value;

b. the current Net Cash Surrender Value;

c. the current Death Benefit;

d. any current policy loans; and

e. activity since the last report:

  1) premium paid;

  2) all charges; and,

  3) any withdrawals.

The report will also include any other data that may be required where this contract is delivered.

PROJECTION OF BENEFITS AND VALUES. Upon request, We will provide a report to the Owner which shows projected future results. The request must be in writing on a form acceptable to Us. The report will be based on the then current Death Benefit and such other assumptions as are necessary and specified by Us and/or the Owner. A reasonable fee may be charged for this report.

DEFERMENT OF PAYMENT. We reserve the right to defer payment of Death Benefits which are in excess of any minimum death benefit, any Policy Values, any pol-icy loans or withdrawals (except when used to pay premiums), or any surren-ders:

a. for up to six (6) months from the date of request, if these payments are based on Policy Values which do not depend on the investment performance of a Subaccount; or

b. otherwise, for any period during which the New York Stock Exchange is closed for trading (except for a normal holiday closing) or when the Secu-rities and Exchange Commission has determined that a state of emergency ex-ists which may make the payment impractical.

OWNERSHIP, BENEFICIARY, AND ASSIGNMENT

OWNER. Owner means the Owner Identified in the application or a successor if later changed as described in the Change of Owner provision. All rights under this Policy belong to the Owner while the Insured is alive. At the death of the Owner during the Insured's lifetime, the contingent owner, if one has been designated, becomes the Owner. If no contingent owner has been designated, or if no contingent owner is then living, the rights of the Owner pass to the es-tate of the Owner.

CHANGE OF OWNER. The Owner may transfer all ownership rights and privileges to a new owner. The request must be in writing on a form acceptable to Us. The change in ownership will be effective when We receive it. We will not be re-sponsible for any payment We have made or any other action We have taken be-fore having recorded the transfer. A change of ownership will not, in and of itself, affect the interest of any Beneficiary.

BENEFICIARY. The Beneficiary:

a. will receive the Proceeds when the Insured dies;

b. is named in the application for this Policy; and

c. may be changed by the Owner. The change is subject to the terms shown below in the Change of Beneficiary provision.

If not otherwise provided:

a. The interest of any Beneficiary who dies before the Insured will pass to any other Beneficiaries according to their interests.

b. If no Beneficiary survives the Insured, the Proceeds will be paid in one sum to the Owner, if living. If the Owner is not living, the Proceeds will be paid to the Owner's estate.

CHANGE OF BENEFICIARY. The Owner may change the Beneficiary designation:

a. while the Insured is alive; and

b. if the prior designation does not prohibit such a change.

The request to change the Beneficiary designation must be in writing on a form acceptable to Us. We reserve the right to require this Policy for endorsement of a change of Beneficiary. A change of Beneficiary will revoke any prior Ben-eficiary designation.

ASSIGNMENT. An assignment of this Policy will not be binding on Us unless:

a. it is in writing on a form acceptable to Us; and

b. it is received by Us at Our Home Office.

We will not be responsible for the validity of any assignment. We reserve the right to require this Policy for endorsement of any assignment.

PREMIUM, GRACE PERIOD, NO LAPSE BENEFIT, CONTINUATION OF INSURANCE, AND REINSTATEMENT

PAYMENT OF PREMIUMS. The Initial Premium is due on the Policy Date. The Ini-tial Premium will be credited to the Policy on the later of the Policy Date or the date We receive the premium. Any other premiums will be credited on the date We receive them. All premiums credited to this Policy prior to the Record Date will be allocated to the General Account. When the value of the assets is next determined after the Record Date, the Policy Value in the General Account will be reallocated to the various Subaccounts and the General Account in ac-cord with the initial allocation.

Additional premium payments may be made at any time prior to the death of the insured. We reserve the right to limit the number and amount of additional premium payments and to require evidence of insurability if the payment of any premium will increase the Death Benefit by more than the amount of premium paid.

The Initial Premium is payable at Our Home Office or may be delivered to any authorized agent of the Company. Any additional premiums are payable at Our

Home Office. Premium checks should be made payable to Lincoln National Life Insurance Company. Receipts will be furnished upon request.

Total premiums will be limited so that this Policy will continuously satisfy the premium limitations under Section 7702 of the Internal Revenue Code of 1986, as amended. If any portion of a premium payment is in excess of the lim-itation, a refund of the excess premium, with current interest credited there-on, will be made to the Owner. The refund will be made within 60 days after the end of the policy year in which We receive the excess premium. If a refund of the excess premium is not made for any reason within 60 days after the end of the policy year, the Specified Amount will automatically increase so that this Policy will continuously satisfy the premium limitations of Section 7702.

GRACE PERIOD. If the Net Cash Surrender Value on a Monthly Anniversary Day is not sufficient to cover the Cost of Insurance, the Monthly Administrative Charge and the Policy Value Charge for the month following such Monthly Anni-versary Day, a grace period will be allowed for the payment of a premium suf-ficient to keep this Policy in force until the end of the grace period. Notice of such premium will be mailed to the last known address of the Owner and any assignee of record. The grace period will end 61 days after the notice is mailed. If such premium is not paid within the grace period, all coverage un-der this Policy will terminate with no value at the end of the 61 day grace period. If a claim by death during the grace period becomes payable under this Policy, any overdue Cost of Insurance, Monthly Administrative Charge and Pol-icy Value Charge will be deducted from the Proceeds. The Cost of Insurance, Monthly Administrative Charge, Policy Value Charge and Net Cash Surrender Value are described in the Policy Values section.

NO LAPSE BENEFIT. Provided there is no outstanding loan on this Policy, this Policy will not terminate due to insufficient Net Cash Surrender Value (as otherwise provided for in the Grace Period provision) prior to the No Lapse Benefit Expiration Date shown on the Policy Schedule.

CONTINUATION OF INSURANCE. Insurance coverage under this Policy and any bene-fits provided by rider will be continued in force until the Net Cash Surrender Value is insufficient to cover the Cost of Insurance, the Monthly Administra-tive Charge and the Policy Value Charge. The No Lapse Benefit provision de-scribed above may provide for the continuation of coverage until a later date. This provision will not continue any rider beyond the date for its termina-tion, as provided for in that rider.

REINSTATEMENT. If this Policy terminates, as provided for in the Grace Period provision, it may be reinstated at any time within 5 years after the date of termination. The reinstatement is subject to:

a. receipt of evidence of insurability satisfactory to Us; and

b. payment of a premium sufficient to keep this Policy in force for a minimum of 2 months.

Reinstatement will become effective on the date described in the Effective Date of Coverage provision.

GENERAL ACCOUNT

GENERAL ACCOUNT. The General Account consists of all assets owned by Us other than those assets held in any separate accounts.

SEPARATE ACCOUNT

SEPARATE ACCOUNT. Separate Account, where used without qualification, refers to the Separate Account shown on the Policy Schedule. This Separate Account is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It was established under and is subject to the insurance laws of the state of Indiana. The assets of the Separate Account are owned by Us, but are kept separate from the assets of Our General Account.

SUBACCOUNTS. The Separate Account has several Subaccounts. They are listed on the Policy Schedule. Premium amounts designated for investment in the Separate Account will be allocated among the Sub-accounts according to the percentages listed on the Policy Schedule. No allocation may be less than 10%, nor may any allocation be any fractional percent.

The allocation of future premium amounts may be changed at any time while this Policy is in force. The request for change must be in writing on a form ac-ceptable to Us. The change will take effect on the date the request is re-ceived at Our Home Office.

FUNDS. The Subaccounts invest in various underlying Funds, as shown on the Policy Schedule. Each of these Funds is registered with the SEC under the In-vestment Company Act of 1940 and has its own investment objectives. The in-vestment objectives of each Fund are explained in the prospectus for the Sepa-rate Account.

The assets of the Separate Account will be valued once daily at the close of trading on each day the New York Stock Exchange is open. If the value of an asset is needed on a day that it has not been valued, the value of that asset when it was most recently valued will be used.

The assets in the Separate Account are used to support the Investment Amounts under policies like this one. To the extent those assets do not exceed this amount, they are used to support those policies; those assets are not used to support any other business conducted. The excess over this amount may be used in any other way.

A Fund might, in Our judgment, become unsuitable for investment by a Subaccount. This might happen because of a change in investment policy, or a change in the laws or regulations, or because the shares are no longer avail-able for investment, or for some other reason. If that occurs, We have the right to invest in a different fund.

Any change in investment policy or change of Fund will follow approval by the SEC and will be filed with and approved by the Insurance Commissioner of the state of Indiana. If required, approval of such change will also be filed with the Insurance Department of the state in which this Policy was delivered.

INVESTMENT AMOUNT AND TRANSFERS

INVESTMENT AMOUNT. The Investment Amount for this Policy is the amount of the Policy Value allocated to the Subaccounts. It is equal to the Police Value mi-nus any outstanding loan and minus any amounts allocated to the General Ac-count. The amount of the Investment Amount and its allocation to the Subaccounts depends on:

a. how the Owner chooses to allocate premiums;

b. whether or not amounts are transferred among Subaccounts;

c. the investment performance of the Subaccounts to which amounts are allocated or transferred;

d. the amount and timing of premium payments made;

e. the amount and timing of policy charges;

f. the existence of any loan; and

g. the existence of any partial withdrawals.

The Investment Amount exists only while this Policy is in force.

TRANSFERS. If this Policy is in force, amounts may be transferred as follows:

a. Among Subaccounts, amounts may be transferred as often as twelve times dur-ing a policy year.

b. To the General Account from any of the Subaccounts, amounts may be trans-ferred twelve times during a policy year.

c. From the General Account to any of the Subaccounts, amounts may be trans-ferred only one time during any period of twelve consecutive months. The amount of any such transfer may not exceed 20% of the unloaned amount allocated to the General Account on the date of transfer.

The request to transfer amounts must be in writing on a form acceptable to Us unless the Owner has made arrangements with Us to allow telephone transfers. The transfer will take effect on the date it is received at Our Home Office. The Charge for Transfer is shown on the Policy Schedule and will be deducted from the amount transferred.

POLICY VALUES

POLICY VALUE.
On the Policy Date, the Policy Value will be the Initial Premium minus the sum of the following:

a. the Cost of Insurance for the first month;

b. the Monthly Administrative Charge, if any, for the first month;

c. the Policy Value Charge for the first month; and

d. any charges for extra benefits.

On each Monthly Anniversary Day, the Policy Value is equal to the sum of the following:

a. the Policy Value on the preceding day;

b. any increase due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;

c. interest at not less than the General Account Guaranteed Interest Rate shown on the Policy Schedule on amounts allocated to the General Account;

d. interest at not less than the Loan Collateral Rate shown on the Policy Schedule on any outstanding loan; and

e. any premiums received;

minus the sum of the following:

f. any decrease due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;

g. any withdrawals;

h. any amount charged against the Investment Amount for federal or other gov-ernmental income taxes;

i. the Cost of Insurance for the following month;

j. the Monthly Administrative Charge, if any, for the following month;

k. the Policy Value Charge for the following month; and

l. any charges for extra benefits.

On any day other than a Monthly Anniversary Day, the Policy Value is equal to the sum of the following:

a. the Policy Value on the preceding day;

b. any increase due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;

c. interest at not less than the General Account Guaranteed Interest Rate shown on the Policy Schedule on amounts allocated to the General Account;

d. interest at not less than the Loan Collateral Rate shown on the Policy Schedule on any outstanding loan; and

e. any premiums received;

minus the sum of the following:

f. any decrease due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;

g. any withdrawals; and

h. any amount charged against the Investment Amount for federal or other gov-ernmental income taxes.

When the Cost of Insurance, the Monthly Administrative Charge, the Policy Value Charge, and any charges for extra benefits are deducted, they will be deducted in proportion to the values of the General Account and each of the Subaccounts, or by any other method requested by the Owner and acceptable to Us.

COST OF INSURANCE. The Cost of Insurance is determined on a monthly basis. It is the cost for this Policy plus the cost for any riders. The maximum Cost of Insurance for this Policy is equal to:

a. the Death Benefit on the Monthly Anniversary Day; minus

b. the Policy Value on the Monthly Anniversary Day without regard to the Cost of Insurance; divided by

c. 1,000; the result multiplied by

d. the maximum cost of insurance rate per $1,000 as described below in the Cost of Insurance Rates provision.

COST OF INSURANCE RATES. The maximum monthly cost of insurance rate is based on the attained age, sex, and rate class of the person insured. We may charge less than the maximum cost of insurance rates. Current cost of insurance rates may be changed by Us from time to time. A change in the current cost of insur-ance rates will apply to all persons of the same attained age, sex, and rate class and whose policies have been in effect for the same length of time. The current cost of insurance rates will not exceed those described in the Table of Guaranteed Maximum Insurance Rates.

MONTHLY ADMINISTRATIVE CHARGE. A Monthly Administrative Charge, if applicable, will be deducted each month from the Policy Value. The Monthly Administrative Charge and the conditions under which it will be deducted are shown on the Policy Schedule.

POLICY VALUE CHARGE. The Policy Value Charge will be deducted each month from the Policy Value in an amount not to exceed one-twelfth of the Policy Value Charge Rate multiplied times the Policy Value. The Policy Value Charge Rate is shown on the Policy Schedule.

MORTALITY AND EXPENSE RISK CHARGE. The Mortality and Expense Risk Charge will be deducted from the Gross Investment Results at a daily rate not to exceed the Guaranteed Maximum Daily Mortality and Expense Risk Charge Rate shown on the Policy Schedule.

GROSS INVESTMENT RESULTS. The Gross Investment Results are equal to the change in the market value of the assets of the Separate Account from the previous valuation day to the current day, plus the investment income on those assets during the same period.

NET INVESTMENT RESULTS. The Net Investment Results are the Gross Investment Results minus asset management charges, minus miscellaneous expenses incurred by the Fund, and minus the Mortality and Expense Risk Charge.

UNIT AND UNIT VALUES. The value of Policy monies invested in each Subaccount is accounted for through the use of Units and Unit Values. A Unit is an ac-counting unit of measure used to calculate the value of an investment in a specified Subaccount. A Unit Value is the dollar value of a Unit is a speci-fied Subaccount on a specified valuation date.

Whenever an amount is invested in a Subaccount (due to premium payments, loan payments, or transfers of values into a Subaccount), that amount purchases Units in that Subaccount. The number of Units purchased is determined by di-viding the dollar amount of the transaction by the Unit Value on the day the transaction is made. Similarly, whenever an amount is redeemed from a Subaccount (due to loans and loan interest charges, withdrawals and Withdrawal Charges, surrender and Surrender Charges, transfers of values out of a Subaccount and Charges for Transfer, income tax deductions (if any), Cost of Insurance charges, Monthly Administrative Charges, or Policy Value Charges), Units are redeemed from that Subaccount. The number of Units redeemed is de-termined by dividing the dollar amount of the transaction by the Unit Value on the day the transaction is made.

The Unit Value is also used to measure the Net Investment Results in a Subaccount. The Policy Value on any valuation day is the sum of the values in each Subaccount in which Policy Values are allocated plus any Policy Value al-located to the General Account. The value of each Subaccount on each valuation day is determined by multiplying the number of Units held by a policy in each Subaccount by the Unit Value for that Subaccount as determined for that valua-tion day.

The Unit Value for a Subaccount on a specified valuation date is determined by dividing the value of all assets owned by that Subaccount, net of the Subaccount's liabilities (including any accrued but unpaid daily Mortality and Expense Risk Charges), by the total number of Units held by Policies in that Subaccount. Net Investment Results do not increase or decrease the number of Units held by the Subaccount.

CASH SURRENDER VALUE. The Cash Surrender Value as of any date is equal to:

a. the Policy Value; minus

b. any applicable Surrender Charges.

SURRENDER CHARGE. The Table of Surrender Charges is shown on the Policy Sched-ule.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value as of any date is equal to:

a. the Cash Surrender Value; minus

b. any outstanding policy loan plus interest thereon.

BASIS OF COMPUTATIONS. Guaranteed values are at least equal to those required by law. Where required, a detailed statement of the method of computation of values has been filed with the Insurance Department of the state in which this Policy was delivered.

The maximum cost of insurance rates are based on:

a. the 1980 Commissioners Standard Ordinary Mortality Table, Age Last Birthday, at attained ages 15 and below, and using the 1980 Commissioners Standard Or-dinary Nonsmoker Mortality Table, Age Last Birthday, for nonsmokers at at-tained ages 16 and above; and

b. the 1980 Commissioners Standard Ordinary Smoker Mortality Table, Age Last Birthday, for smokers at attained ages 16 and above.

SURRENDER AND WITHDRAWALS

SURRENDER. The Owner may surrender this Policy for the Net Cash Surrender Val-ue. The request must be in writing on a form acceptable to Us. It may be sur-rendered at any time prior to termination of the Policy as provided for in the Termination provision.

Ordinarily, the surrender will be processed within 7 days from the date the re-quest for surrender is received at Our Home Office.

WITHDRAWALS. Cash withdrawals may be made at any time during the lifetime of the Insured. Only one withdrawal is allowed during a policy year. During the first ten policy years, the amount of any withdrawal may not be more than the Maximum Withdrawal Percent of the Net Cash Surrender Value.

The Maximum Withdrawal Percent is shown on the Policy Schedule. After the tenth policy year, the amount of the withdrawal may not be more than the Net Cash Surrender Value. Any partial withdrawal is subject to a Minimum Withdrawal Amount as shown on the Policy Schedule. The request for a withdrawal must be from the Owner and in writing on a form acceptable to Us.

An amount equal to the Withdrawal Charge shown on the Policy Schedule will be deducted from each withdrawal amount and the balance paid to the Owner.

When a withdrawal is made, the Policy Value will be reduced by the amount of the withdrawal. The reduction will be made in proportion to the values in the General Account and each of the Subaccounts, or by any other method requested by the Owner and acceptable to Us. We reserve the right, however, to require any withdrawal to first reduce the values in the Subaccounts before reducing the value in the General Account.

A withdrawal will also reduce the Specified Amount. The reduction in the Speci-fied Amount will be effective the date of the withdrawal. The Specified Amount will be reduced by the amount of the withdrawal multiplied by A divided by B, where;

a. is the Specified Amount.

b. is the Policy Value.

No withdrawal will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on the Policy Schedule.

Ordinarily, withdrawals will be processed within 7 days from the date the re-quest for a withdrawal is received at Our Home Office.

LOANS

CASH LOANS. While this Policy is in force, We will grant a loan against this Policy provided;

a. a written loan agreement is executed; and

b. this Policy is assigned to Us.

This Policy will be the sole security for the loan. The amount of outstanding loans plus interest thereon may not exceed the Cash Surrender Value as of the date of the policy loan.

The loan will be made in proportion to the values of the General Account and each of the Subaccounts, or by any other method requested by the Owner and acceptable to Us. We reserve the right, however, to require any loan to first reduce the values in the Subaccounts before reducing the value in the General Account. The amount of the loan made against the Subaccounts will be deducted from the Investment Amount, but will remain part of the Policy Value. The loan amount will earn interest at not less than the Loan Collateral Rate shown on the Policy Schedule.

If at any time the total of all policy loans plus loan interest equals or ex-ceeds the Cash Surrender Value, this Policy will terminate, but not until 81 days after notice has been mailed to the last known address of the Owner and any assignee of record.

Ordinarily, loans will be processed with 7 days from the date the request for a loan is received at Our Home Office.

INTEREST ON POLICY LOANS. Interest on any loan will be at the Policy Loan Rate shown on the Policy Schedule. Interest is payable annually in arrears. Interest which is not paid when due will be added to the loan and will bear interest at the same rate as the loan.

LOAN REPAYMENTS. Loan repayments will be allocated to the General Account and the subaccounts in accord with the most recent premium allocation or by any other method requested by the Owner and acceptable to Us.

DEATH BENEFIT

DEATH BENEFIT. The Death Benefit at any time is equal to the Specified Amount. The Death Benefit, however, will never be less than the following percent of the Policy Value:

                       Percent of                                                        Percent of
Attained               Policy                           Attained                         Policy
Age*                   Value                            Age*                             Value
---------------------------------------------------------------------------------------------------
40 OR LESS                250%                              61                              128%
    41                    243                               62                              126
    42                    236                               63                              124
    43                    229                               64                              122
    44                    222                               65                              120
    45                    215                               66                              119
    46                    209                               67                              118
    47                    203                               68                              117
    48                    197                               69                              116
    49                    191                               70                              115
    50                    185                               71                              113
    51                    178                               72                              111
    52                    171                               73                              109
    53                    164                               74                              107
    54                    157                             75-90                             105
    55                    150                               91                              104
    56                    146                               92                              103
    57                    142                               93                              102
    58                    138                               94                              101
    59                    134                           THEREAFTER                          100
    60                    130

* As of the beginning of the policy year

PROCEEDS

PROCEEDS. Proceeds mean the amount payable on;

a. the surrender of this Policy; or

b. the death of the Insured.

The Proceeds to be paid on the death of the Insured will be:

a. the Death Benefit; minus

b. any outstanding policy loan plus interest thereon.

The Proceeds to be paid on the surrender of this Policy will be the Net Cash Surrender Value.

PAYMENT OF PROCEEDS. Any amount to be paid at the death of the Insured or on any other termination of this Policy will be paid in one sum unless otherwise provided. Interest will be paid on this amount from date of death of the date of payment at a specified rate not less than that required by law. All or part of the sum of this amount and such interest credited thereon to the date of payment may be applied under any other payment option, as described below in the Payment Options provision.

PAYMENT OPTIONS. Upon written request, We will apply all or part of the Pro-ceeds payable under this Policy in accordance with any payment option We offer on the Option Date. The Option Date is any date this Policy terminates under the Termination provision. When Proceeds become payable under a payment option, a payment contract will be issued to the payee in exchange for this Policy.

CLAIMS OF CREDITORS. To the extent allowed by law, the Proceeds will not be subject to any claims of a Beneficiary's creditors.

                Flexible Premium Variable Life Insurance Policy
                     Flexible Premiums Payable Until Death
                            Adjustable Death Benefit
                         Death Benefit Payable at Death
                        Nonparticipating - No Dividends



             If you have any questions concerning this Policy or if
            anyone suggests that you change or replace this Policy,
             please contact your Lincoln National Life agent or the
                          Home Office of the Company.

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                           1300 SOUTH CLINTON STREET
                                 P.O. BOX 1110
                           FORT WAYNE, INDIANA 46801

                                     (LOGO)